As filed with the Securities and Exchange Commission on June 3, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PLUG POWER INC.

(Exact name of Registrant as specified in its charter)

Delaware	22-3672377
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

968 Albany Shaker Road
Latham, New York  12110

(518) 782-7700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Andrew Marsh
President and Chief Executive Officer
Plug Power Inc.
968 Albany-Shaker Road
Latham, New York, 12110
(518) 782-7700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Gerard L. Conway Jr., Esq. General Counsel Plug Power Inc. 968 Albany-Shaker Road Latham, New York, 12110 (518) 782-7700	Robert P. Whalen, Jr., Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109-2881 (617) 570-1000

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

 CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	12,184,216	$0.31525	$3,841,074.10	$523.93

(1)

The securities registered hereunder consist of (a) 10,695,381 shares of common stock, par value $0.01 per share (the “Common Stock”), which are issuable upon conversion of shares of the Company’s Series C Redeemable Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), and (b) 1,488,835 shares of Common Stock, which are issuable in lieu of cash dividends that are payable on shares of Series C Preferred Stock.  This registration statement relates to an indeterminate number of shares of Common Stock that may be issued pursuant to the antidilution provisions of the Series C Preferred Stock in accordance with Rule 416 under the Securities Act. In addition, this registration statement also relates to an indeterminate number of shares of Common Stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act.

(2)	The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion, Dated June 3, 2013

PROSPECTUS

PLUG POWER INC.

12,184,216 Shares
Common Stock

This prospectus relates to the potential offer and sale, from time to time, by the selling shareholder named in this prospectus of up to 12,184,216 shares of our common stock, par value $0.01 per share, or our Common Stock.  The securities registered hereunder consist of (a) 10,695,381 shares of Common Stock, which are issuable upon conversion of the shares of our Series C Redeemable Convertible Preferred Stock, par value $0.01 per share, or our Series C Preferred Stock, and (b) 1,488,835 shares of Common Stock, which are issuable in lieu of cash dividends payable on shares of Series C Preferred Stock in the manner contemplated under the “Plan of Distribution.”  The shares of Common Stock that may be resold by the selling shareholder pursuant to this prospectus constitutes approximately 14.9% of our issued and outstanding Common Stock as of June 3, 2013. The shares of Common Stock are issuable to the selling shareholder in connection with the Transaction (as defined herein), and we are required to register the resale of such shares of Common Stock in accordance with the Transaction. See “Selling Shareholder” beginning on page 18 for information regarding the selling shareholder and the Transaction.

The selling shareholder may sell the shares covered by this prospectus in public or private transactions and at prices related to the prevailing market prices, fixed prices or at negotiated prices. The selling shareholder will be responsible for any commissions or discounts, and similar selling expenses, due to brokers or dealers. Brokers or dealers participating in any sale of Common Stock offered by the selling shareholder may act either as principals or agents, may use block trades to position and resell the shares and may be deemed “underwriters” under the Securities Act of 1933, as amended. See “Plan of Distribution” beginning on page 25 for additional information on the manner in which the shares of Common Stock may be sold and related matters.

Our Common Stock is traded on the NASDAQ Capital Market under the symbol “PLUG.” On May 31, 2013, the last reported sale price of our Common Stock on the NASDAQ Capital Market was $0.38 per share.  We will not receive any proceeds from the sale of the shares of Common Stock covered by this prospectus. We will bear all costs in effecting the registration of the shares of Common Stock covered by this prospectus.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES REFERENCED UNDER THE HEADING “RISK FACTORS” ON PAGE 7 OF THIS PROSPECTUS AS WELL AS THOSE CONTAINED IN ANY APPLICABLE PROSPECTUS SUPPLEMENT, AND IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

We have not authorized any underwriter, broker, dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described herein. This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any applicable prospectus supplement, or the information we have previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of any date other than the date specified in such documents. Our business, financial condition, results of operations and prospects may have changed since such respective dates.

The date of this prospectus is June 3, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. This prospectus relates to the potential offer and sale, from time to time, by the selling shareholder named in this prospectus, of up to 12,184,216 shares of our Common Stock. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” before buying any of the securities being offered.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information in addition to or different from that contained in this prospectus and any applicable prospectus supplement. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any applicable prospectus supplement that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any applicable prospectus supplement is accurate only as of the date on the front of the document and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

SUMMARY

This summary highlights selected information from this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus and any prospectus supplement, including the risks of investing in our securities referred to under the heading “Risk Factors” in this prospectus, in any prospectus supplement, and in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Unless otherwise mentioned or unless the context requires otherwise, throughout this prospectus and any applicable prospectus supplement, the words “Plug Power,” “we,” “us,” “our,” the “company” or similar references refer to Plug Power Inc. and its subsidiaries.

This prospectus and the information incorporated herein by reference includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus or any prospectus supplement are the property of their respective owners.

Our Company

We are a leading provider of alternative energy technology focused on the design, development, commercialization and manufacture of fuel cell systems for the industrial off-road (forklift or material handling) market.

We are focused on proton exchange membrane, or PEM, fuel cell and fuel processing technologies and fuel cell/battery hybrid technologies, from which multiple products are available. A fuel cell is an electrochemical device that combines hydrogen and oxygen to produce electricity and heat without combustion. Hydrogen is derived from hydrocarbon fuels such as liquid petroleum gas, or LPG, natural gas, propane, methanol, ethanol, gasoline or biofuels. Hydrogen can also be obtained from the electrolysis of water. Hydrogen can be purchased directly from industrial gas providers or can be produced on-site at consumer locations.

We concentrate our efforts on developing, manufacturing and selling our hydrogen-fueled PEM GenDrive®  products on commercial terms for industrial off-road (forklift or material handling) applications, with a focus on multi-shift high volume manufacturing and high throughput distribution sites.

We have previously invested in development and sales activities for low-temperature remote-prime power GenSys® products and our GenCore® product, which is a hydrogen fueled PEM fuel cell system to provide back-up power for critical infrastructure. While Plug Power will continue to service and support GenSys and/or GenCore products on a limited basis, our main focus is our GenDrive product line.

We sell our products worldwide, with a primary focus on North America, through our direct product sales force, original equipment manufacturers, or OEMs, and their dealer networks. We sell to businesses, government agencies and commercial consumers.

We were organized in the State of Delaware on June 27, 1997. We were originally a joint venture between Edison Development Corporation and Mechanical Technology Incorporated. In 2007, we acquired all the issued and outstanding equity of Cellex Power Products, Inc. and General Hydrogen Corporation. Through these acquisitions, and our continued GenDrive product development efforts, Plug Power became the first fuel cell company to offer a complete suite of products; Class 1 - sit-down counterbalance trucks, Class 2 – stand-up reach trucks and Class 3 – rider pallet trucks products.

Effective April 1, 2010, we were no longer considered a development stage enterprise since principal operations began to provide more than insignificant revenues as we received orders from repeat customers, increased our customer base and had a significant backlog. Prior to April 1, 2010, we were considered a development stage enterprise because substantially all of our resources and efforts were aimed at the discovery of new knowledge that could lead to significant improvement in fuel cell reliability and durability, and the establishment, expansion and stability of markets for our products.

                Our principal executive offices are located at 968 Albany-Shaker Road, Latham, New York, 12110, and our telephone number is (518) 782-7700. Our corporate website address is www.plugpower.com.  Our current and future annual reports on Form 10‑K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available, free of charge, through our website as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. Our SEC filings can be accessed through the investor relations section of our website. The information contained on, or accessible through, our website is not intended to be part of this or any other report we file with, or furnish to, the SEC. Our Common Stock trades on the NASDAQ Capital Market under the symbol “PLUG.”

The Offering

The following is a brief summary of certain terms of the offering.

Common stock offered	Up to 12,184,216 shares of our Common Stock may be offered from time to time by the selling shareholder.

Use of Proceeds	We will not receive any proceeds from the sale of the shares of Common Stock covered by this prospectus.

Listing	Our Common Stock is listed on the NASDAQ Capital Market under the symbol “PLUG.”

Transfer agent and registrar	Broadridge Corporate Issuer Solutions, Inc.

Risk factors

Investing in our Common Stock involves risks. See “Risk Factors” on page 7 of this prospectus and beginning on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference herein, to read about factors you should consider before investing in our Common Stock.

For additional information regarding our Common Stock, see “Description of Common Stock” in this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before purchasing our securities, you should carefully consider the following risks and uncertainties, together with all other information in this prospectus, including our consolidated financial statements and related notes, before investing in our Common Stock. Any of the risk factors we describe below could adversely affect our business, financial condition or results of operations. The market price of our Common Stock could decline if one or more of these risks or uncertainties actually occurs, causing you to lose all or part of the money you paid to buy our Common Stock. Certain statements below are forward-looking statements. See “Forward-Looking Statements” in this prospectus.

Risks Related to our Business and our Industry

We have incurred losses, anticipate continuing to incur losses and might never achieve or maintain profitability.

We have not achieved profitability in any quarter since our formation and we will continue to incur net losses until we can produce sufficient revenue to cover our costs. Our net losses were approximately $121.7 million in 2008, $40.7 million in 2009, $47.0 million in 2010, $27.5 million in 2011 and $31.9 million for 2012. As of March 31, 2013, we had an accumulated deficit of $795.2 million. We anticipate that we will continue to incur losses until we can produce and sell our products on a large-scale and cost-effective basis. Substantially all of our losses resulted from costs incurred in connection with our manufacturing operations, research and development expenses and from general and administrative costs associated with our operations. We cannot guarantee when we will operate profitably, if ever. In order to achieve profitability, among other factors, management must successfully execute our planned path to profitability in the early adoption markets on which we are focused, the hydrogen infrastructure that is needed to support our growth readiness and cost efficiency must be available and cost efficient, we must continue to shorten the cycles in our product roadmap with respect to product reliability and performance that our customers expect and successful introduction of our products into the market, we must accurately evaluate our markets for, and react to, competitive threats in both other technologies (such as advanced batteries) and our technology field, and we must continue to lower our products’ build costs and lifetime service costs. If we are unable to successfully take these steps, we may never operate profitably, and, even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

We do not have enough cash to fund our operations to profitability and if we are unable to secure additional capital, we may be required to seek strategic alternatives, including but not limited to a potential business combination or a sale of our company or our business, or reduce and/or cease our operations.

We have experienced recurring operating losses and as of March 31, 2013, we had an accumulated deficit of approximately $795.2 million. Substantially all of our accumulated deficit has resulted from costs incurred in connection with our operating expenses, research and development expenses and from general and administrative costs associated with our operations.  On March 31, 2013, we had cash and cash equivalents of $4.5 million and net working capital of $7.8 million. This compares to $20.8 million and $29.1 million, respectively, on March 31, 2012.  In addition, our loan facility with Silicon Valley Bank expired on March 29, 2013. Given its expiration, we no longer have access to this facility. We expect that for the fiscal year 2013, operating cash burn will be approximately $10-$15 million, which exceeds our cash at March 31, 2013. We expect that we will have sufficient cash to continue our operations into October of 2013.  In light of our cash position, we may be required to seek strategic alternatives, including but not limited to a potential business combination or a sale of our company or our business.

To date, we have funded our operations primarily through public and private offerings of our common and preferred stock, our line of credit and maturities and sales of our available for sale securities. We anticipate incurring substantial additional losses and may never achieve profitability. Additionally, even if we raise sufficient capital through equity or debt financing, strategic alliances or otherwise, there can be no assurances that the revenue or capital infusion will be sufficient to enable us to develop our business to a level where it will be profitable or generate positive cash flow.

We require significant additional capital funding and such capital may not be available to us.

In the event that our operating expenses are higher than anticipated or the gross margins and shipments of our GenDrive products do not increase as we expect, we may be required to implement contingency plans within our control to conserve and/or enhance our liquidity to meet operating needs. Such plans include our ability to further reduce discretionary expenses and obtain additional funding from licensing the use of our technologies. We are also exploring various alternatives including debt and equity financing vehicles, strategic partnerships and government programs that may be additional funding sources available to us, and/or a sale of the Company.

Our cash requirements relate primarily to working capital needed to operate and grow our business, including funding operating expenses, growth in inventory to support both shipments of new units and servicing the installed base, and continued development and expansion of our products. Our ability to achieve profitability and meet future liquidity needs and capital requirements will depend upon numerous factors, including the timing and quantity of product orders and shipments, the timing and amount of our operating expenses; the timing and costs of working capital needs; the timing and costs of building a sales base; the timing and costs of developing marketing and distribution channels; the timing and costs of product service requirements; the timing and costs of hiring and training product staff; the extent to which our products gain market acceptance; the timing and costs of product development and introductions; the extent of our ongoing and any new research and development programs; and changes in our strategy or our planned activities. If we are unable to fund our operations without additional external financing and therefore cannot sustain future operations, we may be required to delay, reduce and/or cease our operations and/or seek bankruptcy protection.

Alternatives we would consider for additional funding include additional equity or debt financings or licensing of our technology. In addition to raising capital, we may also consider strategic alternatives including business combinations, strategic alliances or joint ventures. If we are unable to obtain additional capital in 2013, we may not be able to sustain our future operations and may be required to delay, reduce and/or cease our operations and/or seek bankruptcy protection. The additional capital from the proceeds of the Transaction is expected to fund our operations into October of 2013.  We cannot assure you that any necessary additional financing will be available on terms favorable to us, or at all. Given the difficult current economic environment, we believe that it could be difficult to raise additional funds and there can be no assurance as to the availability of additional financing or the terms upon which additional financing may be available. Additionally, even if we raise sufficient capital through additional equity or debt financings, strategic alternatives or otherwise, there can be no assurance that the revenue or capital infusion will be sufficient to enable us to develop our business to a level where it will be profitable or generate positive cash flow. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders. If we incur additional debt, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. The terms of any debt securities issued could also impose significant restrictions on our operations. Broad market and industry factors may seriously harm the market price of our Common Stock, regardless of our operating performance, and may adversely impact our ability to raise additional funds. Similarly, if our Common Stock is delisted from the NASDAQ Capital Market, it may limit our ability to raise additional funds. If we raise additional funds through collaborations and/or licensing arrangements, we might be required to relinquish significant rights to our technologies, or grant licenses on terms that are not favorable to us.

The report of our independent registered public accounting firm expresses substantial doubt about the Company’s ability to continue as a going concern.

Our auditors, KPMG LLP, have indicated in their report on the Company’s financial statements for the fiscal year ended December 31, 2012 that conditions exist that raise substantial doubt about our ability to continue as a going concern due to our recurring losses from operations and substantial decline in our working capital. A “going concern” opinion could impair our ability to finance our operations through the sale of equity, incurring debt, or other financing alternatives. Our ability to continue as a going concern will depend upon the availability and terms of future funding, continued growth in product orders and shipments, improved operating margins and our ability to profitably meet our after-sale service commitments with existing customers.  If we are unable to achieve these goals, our business would be jeopardized and the Company may not be able to continue. If we ceased operations, it is likely that all of our investors would lose their investment.

The recent restructuring plan we adopted may adversely impact management’s ability to meet financial reporting requirements.

On December 11, 2012, we adopted a restructuring plan to improve organizational efficiency and conserve working capital needed to support the growth of our GenDrive business. In doing so, 22 full-time positions were eliminated at our U.S. facilities, including positions in our finance department. This workforce reduction was substantially completed on December 13, 2012. As a result of the restructuring and associated reduced headcount, going forward we may lack the resources to adequately meet our financial reporting requirements.

We do not have extensive experience in manufacturing and marketing our products and, as a result, may be unable to sustain a profitable commercial market for our new and existing products.

From 1997 to 2008, we focused primarily on research and development of fuel cell systems. In the latter half of 2008, we shifted our focus to viable commercialization of our fuel cell products. While we have been manufacturing our products in small quantities for several years, we do not have extensive experience in mass-manufacturing and marketing our products. We do not know whether or when we will be able to develop efficient, low-cost manufacturing capabilities and processes that will enable us to manufacture our products in commercial quantities while meeting the quality, price, engineering, design, and production standards required to profitably market our products. Even if we are successful in developing our manufacturing capabilities and processes, we do not know whether we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our distributors or customers. Before investing in our Common Stock, you should consider the challenges, expenses and difficulties that we will face as an emerging technology company seeking to sustain a viable commercial market for our new and existing products. If we are unable to sustain a viable commercial market for our products, that failure would have a material adverse effect on our business, prospects, financial condition and results of operations.

Our purchase orders may not ship, be commissioned or installed, or convert to revenue, and our pending orders may not convert to purchase orders, which may have a material adverse effect on our revenue and cash flow.

Some of the orders we accept from customers require certain conditions or contingencies to be satisfied prior to shipment or prior to commissioning or installation, some of which are outside of our control. Historically, shipments made against these orders have generally occurred between ninety days and twenty-four months from the date of acceptance of the order. Orders received during the year ended December 31, 2012 were 731 units for approximately $18.6 million in value. Backlog on March 31, 2013 was $21.3 million, with approximately $10.5 million of this backlog older than 12 months. The time periods from receipt of an order to shipment date and installation vary widely and are determined by a number of factors, including the terms of the customer contract and the customer’s deployment plan. There may also be product redesign or modification requirements that must be satisfied prior to shipment of units under certain of our agreements. If the redesigns or modifications are not completed, some or all of our orders may not ship or convert to revenue. We also have publicly discussed anticipated, pending orders with prospective customers; however, those prospective customers may require certain conditions or contingencies to be satisfied prior to issuing a purchase order to us, some of which are outside of our control. Such conditions or contingencies that may be required to be satisfied before we receive a purchase order may include, but are not limited to, successful product demonstrations or field trials. Some conditions or contingencies that are out of our control may include, but are not limited to, government tax policy, government funding programs, and government incentive programs. Additionally, some conditions and contingencies may extend for several years. We may have to compensate customers, by either reimbursement, forfeiting portions of associated revenue, or other methods depending on the terms of the customer contract, based on the failure on any of these conditions or contingencies. This could have an adverse impact on our revenue and cash flow.

Certain GenDrive component quality issues have resulted in adjustments to our warranty reserves, which negatively impacted our results and delayed our new order momentum, and unanticipated future product reliability and quality issues could impair our ability to service long term warranty and maintenance contracts profitably.

Isolated quality issues have arisen with respect to certain components in our next-generation GenDrive units that are currently being used at customer sites. The product and service revenue contracts we entered into generally provide a one-to-two-year product warranty to customers from date of installation. We have had to retrofit the units subject to component quality issues with replacement components that will improve the reliability of our next-generation GenDrive products for those customers. We have estimated the costs of satisfying those warranty claims and recorded a net reserve adjustment of $2.9 million during the year ended December 31, 2012.  As of March 31, 2013, there was approximately $1.5 million of this reserve included in product warranty reserve in the consolidated balance sheets. However, if any unanticipated additional quality issues or warranty claims arise, additional material charges may be incurred in the future. We continue to work with our vendors on these component issues to recover charges taken and improve quality and reliability of components to prevent a reoccurrence of the isolated quality issues we have experienced. However, any liability for damages resulting from malfunctions or design defects could be substantial and could materially adversely affect our business, financial condition, results of operations and prospects. In addition, a well-publicized actual or perceived problem could adversely affect the market’s perception of our products resulting in a decline in demand for our products and could divert the attention of our management, which may materially and adversely affect our business, financial condition, results of operations and prospects.

Our GenDrive product depends on the availability of hydrogen and our lack of control over or limited availability of such fuel may adversely impact our sales and product deployment.

Our products depend largely on the availability of natural gas and hydrogen gas. We are dependent upon hydrogen suppliers for success with the profitable commercialization of our GenDrive product. Although we will continue to work with hydrogen suppliers to mutually agree on terms for our customers, including, but not limited to, price of the hydrogen molecules, liquid hydrogen, hydrogen infrastructure and service costs, to the benefit of our GenDrive product value proposition, ultimately we have no control over such third parties. If these fuels are not readily available or if their prices are such that energy produced by our products costs more than energy provided by other sources, then our products could be less attractive to potential users and our products’ value proposition could be negatively affected. If hydrogen suppliers elect not to participate in the material handling market, there may be an insufficient supply of hydrogen for this market that could negatively affect our sales and deployment of our GenDrive product.

Unless we lower the cost of our GenDrive products and demonstrate their reliability, our product sales could be adversely affected.

The initial capital cost of our GenDrive products is currently higher than many established competing technologies. If we are unable to successfully complete the development of GenDrive or any future products we develop that are competitive with competing technologies in terms of price, reliability and longevity, customers will be unlikely to buy our products. The profitability of our products depends largely on material and manufacturing costs. We cannot guarantee that we will be able to lower these costs to the level where we will be able to produce a competitive product or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity.

Our GenDrive products face intense competition and we may be unable to compete successfully.

The markets for energy products are intensely competitive. Some of our competitors in the fuel cell sector and in incumbent technologies are much larger than we are and may have the manufacturing, marketing and sales capabilities to complete research, development and commercialization of profitable, commercially viable products more quickly and effectively than we can. There are many companies engaged in all areas of traditional and alternative energy generation in the United States, Canada and abroad, including, among others, major electric, oil, chemical, natural gas, battery, generator and specialized electronics firms, as well as universities, research institutions and foreign government-sponsored companies. These firms are engaged in forms of power generation such as solar and wind power, reciprocating engines and micro turbines, advanced battery technologies, generator sets, fast charged technologies and other types of fuel cell technologies. Many of these entities have substantially greater financial, research and development, manufacturing and marketing resources than we do. Technological advances in alternative energy products, battery systems or other fuel cell technologies may make our products less attractive or render them obsolete.

We depend on only a few customers for the majority of our revenues and the loss of any one or more of these customers, or a significant loss, reduction or rescheduling of orders from any of these customers, would have a material adverse effect on our business, financial condition and results of operations.

We sell most of our products to a small number of customers and, while we are continually seeking to expand our customer base, we expect this will continue for the next several years. As of March 31, 2013, five of our customers comprised approximately 88.6 % of the total accounts receivable balance, with each customer individually representing 31.7%, 24.1%, 16.9%, 8.7% and 7.2% of that amount. For the three months  ended March 31, 2013, contracts with two customers comprise approximately 58.3% of total consolidated revenues, with each customer individually representing 42.7%, and 15.6%, of total consolidated revenues, respectively. Any decline in business with these small numbers of customers could have an adverse impact on our business, financial condition and results of operations. Our future success is dependent upon the continued purchases of our products by a small number of customers. Any fluctuations in demand from such customers or other customers may negatively impact our business, financial condition and results of operations. If we are unable to broaden our customer base and expand relationships with potential customers, our business will continue to be impacted by unanticipated demand fluctuations due to our dependence on a small number of customers. Unanticipated demand fluctuations can have a negative impact on our revenues and business, and an adverse effect on our business, financial condition and results of operations. In  addition, our dependence on a small number of major customers exposes us to numerous other risks, including: a slowdown or delay in a customer’s deployment of our products could significantly reduce demand for our products; reductions in a single customer’s forecasts and demand could result in excess inventories; the current or future economic conditions could negatively affect one or more of our major customers and cause them to significantly reduce operations, or file for bankruptcy; consolidation of customers can reduce demand as well as increase pricing pressure on our products due to increased purchasing leverage; each of our customers has significant purchasing leverage over us to require changes in sales terms including pricing, payment terms and product delivery schedules; and concentration of accounts receivable credit risk, which could have a material adverse effect on our liquidity and financial condition if one of our major customers declared bankruptcy or delayed payment of their receivables.

The loss of one or more of our key supply partners could have a material adverse effect on our business.

We have certain key suppliers, such as Ballard and Air Squared, that we rely on for critical components in our products and there are numerous other components for our products that are sole sourced. A supplier’s failure to develop and supply components in a timely manner or at all, or to develop or supply components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources of these components on a timely basis or on terms acceptable to us, could harm our ability to manufacture our products. For example, in the fourth quarter of 2012, Ballard had temporarily stopped shipping fuel cell stacks for our GenDrive product line due to a dispute with us, but we have since resolved this dispute and we are once again in good standing with Ballard as our supplier. In addition, to the extent that our supply partners use technology or manufacturing processes that are proprietary, we may be unable to obtain comparable components from alternative sources.

A robust market for our GenDrive products may never develop or may take longer to develop than we anticipate.

We believe we have identified viable markets for our GenDrive products, however our products represent emerging technologies, and we do not know the extent to which our targeted customers will want to purchase them and whether end-users will want to use them. If a sizable market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop our products and may be unable to achieve profitability. The development of a sizable market for our products may be impacted by many factors which are out of our control, including: the cost competitiveness of our products; the future costs of natural gas, hydrogen and other fuels expected to be used by our products; consumer reluctance to try a new product; consumer perceptions of our products’ safety; regulatory requirements; barriers to entry created by existing energy providers; and the emergence of newer, more competitive technologies and products.

We may be unable to establish or maintain relationships with third parties for certain aspects of continued product development, manufacturing, distribution and servicing and the supply of key components for our products.

We will need to maintain and may need to enter into additional strategic relationships in order to complete our current product development and commercialization plans. We will also require partners to assist in the sale, servicing and supply of components for our anticipated products, which are in development. If we are unable to identify or enter into satisfactory agreements with potential partners, including those relating to the distribution, service and support of our anticipated products, we may not be able to complete our product development and commercialization plans on schedule or at all. We may also need to scale back these plans in the absence of needed partners, which would adversely affect our future prospects for development and commercialization of future products. In addition, any arrangement with a strategic partner may require us to issue a significant amount of equity securities to the partner, provide the partner with representation on our board of directors and/or commit significant financial resources to fund our product development efforts in exchange for their assistance or the contribution to us of intellectual property. Any such issuance of equity securities would reduce the percentage ownership of our then current stockholders. While we have entered into relationships with suppliers of some key components for our products, we do not know when or whether we will secure supply relationships for all required components and subsystems for our products, or whether such relationships will be on terms that will allow us to achieve our objectives. Our business prospects, results of operations and financial condition could be harmed if we fail to secure relationships with entities which can develop or supply the required components for our products and provide the required distribution and servicing support. Additionally, the agreements governing our current relationships allow for termination by our partners under certain circumstances, some of which are beyond our control. If any of our current strategic partners were to terminate any of its agreements with us, there could be a material adverse impact on the continued development and profitable commercialization of our products and the operation of our business, financial condition, results of operations and prospects.

We face risks associated with our plans to market, distribute and service our GenDrive products internationally.

We intend to market, distribute, sell and service our GenDrive products internationally. We have limited experience developing and manufacturing our products to comply with the commercial and legal requirements of international markets. Our success in international markets will depend, in part, on our ability and that of our partners to secure relationships with foreign sub-distributors, and our ability to manufacture products that meet foreign regulatory and commercial requirements. Additionally, our planned international operations are subject to other inherent risks, including potential difficulties in enforcing contractual obligations and intellectual property rights in foreign countries and fluctuations in currency exchange rates. Also, to the extent our operations and assets are located in foreign countries, they are potentially subject to nationalization actions over which we will have no control.

For example, we have formed a joint venture company based in France with Axane, S.A. under the name Hypulsion to develop and sell hydrogen fuel cell systems for the European material handling market. However, for the reasons discussed above, Hypulsion may not be able to accomplish its goals or become profitable.

Delays in our product development could have a material impact on the profitable commercialization of our products.

If we experience delays in meeting our development goals, our products exhibit technical defects, or if we are unable to meet cost or performance goals, including power output, useful life and reliability, the profitable commercialization of our products will be delayed. In this event, potential purchasers of our products may choose alternative technologies and any delays could allow potential competitors to gain market advantages. We cannot assure you that we will successfully meet our commercialization schedule in the future.

We may enter into contracts for products that have not yet been developed or produced, which may give such customers the right to terminate their agreements with us.

We may enter into contracts with our customers for certain products that have not been developed or produced. There can be no assurance that we will complete the development of these products and meet the specifications required to fulfill customer agreements and deliver products on schedule. Pursuant to such agreements, the customers would have the right to provide notice to us if, in their good faith judgment, we have materially deviated from such agreements. Should a customer provide such notice, and we cannot mutually agree to a modification to the agreement, then the customer may have the right to terminate the agreement, which could adversely affect our future business.

We may never complete the research and development of certain commercially viable products, which may adversely affect our revenue, profitability and result in possible warranty claims.

Other than certain products within our GenSys product line, which we believe to be commercially viable at this time, we do not know when or whether we will successfully complete research and development of other commercially viable products. If we are unable to develop additional commercially viable products, we may not be able to generate sufficient revenue to become profitable. The profitable commercialization of our products depends on our ability to reduce the costs of our components and subsystems, and we cannot assure you that we will be able to sufficiently reduce these costs. In addition, the profitable commercialization of our products requires achievement and verification of their overall reliability, efficiency and safety targets, and we cannot assure you that we will be able to develop, acquire or license the technology necessary to achieve these targets. We must complete additional research and development to fill our product portfolios and deliver enhanced functionality and reliability in order to manufacture additional commercially viable products in commercial quantities. In addition, while we are conducting tests to predict the overall life of our products, we may not have run our products over their projected useful life prior to large-scale commercialization. As a result, we cannot be sure that our products will last as long as predicted, resulting in possible warranty claims and commercial failures.

We currently are, and may from time to time become, a named party in contract disputes for which an adverse outcome could result in us incurring significant expenses, being liable for damages and subject to indemnification claims.

From time to time, we may be subject to contract disputes or litigation. In connection with any disputes or litigation in which we are involved, we may be forced to incur costs and expenses in connection with defending ourselves or in connection with the payment of any settlement or judgment or compliance with any injunctions in connection therewith if there is an unfavorable outcome. The expense of defending litigation may be significant. The amount of time to resolve lawsuits is unpredictable and defending ourselves may divert management’s attention from the day-to-day operations of our business, which could adversely affect our business, results of operations, financial condition and cash flows. In addition, an unfavorable outcome in any such litigation could have a material adverse effect on our business, results of operations, financial condition and cash flows.

For example, in July 2008, Soroof Trading Development Company Ltd., or Soroof, filed a demand for arbitration against GE Fuel Cell Systems, LLC, or GEFCS, claiming breach of a distributor agreement and seeking damages of $3 million. Prior to GEFCS’ dissolution in 2006, we held a 40% membership interest and GE Microgen, Inc., or GEM, held a 60% membership interest in GEFCS. In January 2010, Soroof requested, and GEM and we agreed, that the arbitration proceeding be administratively closed pending final resolution of the matter in United States District Court, Southern District of New York. On January 22, 2010, Soroof filed a complaint in United States District Court, Southern District of New York naming, among others, Plug Power Inc., GEFCS, and GEM as defendants. On January 24, 2012, following a motion for judgment on the pleadings and motion for summary judgment, the Court dismissed with prejudice four of Soroof’s claims and dismissed without prejudice two of Soroof’s claims. The Court also dismissed with prejudice all claims against GEFCS. Soroof filed an amended complaint on May 14, 2012 against us, GEM, and General Electric Company, re-pleading the two claims that were dismissed without prejudice. On December 12, 2012, the parties participated in a court settlement conference with the presiding judge at the United States District Court for the Southern District of New York. The case was not resolved at the settlement conference and discovery continues. Accordingly, we believe that it is too early to determine whether there is likely exposure to an adverse outcome and whether or not the probability of an adverse outcome is more than remote. We, GEFCS, GEM and General Electric Company, or GE, are party to an agreement under which we agreed to indemnify such parties for up to $1 million of certain losses related to the Soroof distributor agreement. GE has made a claim for indemnification against us under this agreement for all losses it may suffer as a result of the Soroof dispute. To the extent that the dispute results in an adverse outcome for us or for any of the parties we have agreed to indemnify, we could suffer financially as a result of the damages we would have to pay on behalf of ourself or our indemnitees. In addition, on January 29, 2013, Chardan Capital Markets LLC, or Chardan, by its counsel, sent a letter to us claiming that we had entered into and violated an exclusivity agreement with Chardan in April 2012 in connection with the potential financing of certain power purchase agreements, whereby the Company would be required to pay Chardan an agency fee in the event a defined transaction was consummated. Chardan claims that it introduced us to Sandton Capital Markets, or Sandton, a potential financier, and that we failed to engage in good faith negotiations with Sandton. Chardan alleges that we entered into a financing arrangement with a third party in violation of the exclusivity provision. Chardan claims damages in excess of $1,250,000. On February 7, 2013, Chardan sent a letter to us attaching a draft complaint alleging claims of (1) breach of contract and (2) quantum meruit. Chardan has stated its intention to file the complaint, but we have not been served with the complaint nor has Chardan stated that it has, in fact, filed the complaint. We believe that Chardan’s claims are without merit and on February 7, 2013, our counsel sent a letter to Chardan denying any wrongdoing or liability on our part in connection with Chardan’s claims. We intend to vigorously defend this matter and assert any applicable counterclaims. To the extent, however, that the dispute results in an adverse outcome for us, we could suffer financially as a result of the damages we would have to pay.

Failure of our prospective customer demonstrations could negatively impact demand for our products.

We conduct demonstrations with a number of our prospective customers, and we plan to conduct additional demonstrations for prospective customers as required in the future. We may encounter problems and delays during these demonstrations for a number of reasons, including the failure of our technology or the technology of third parties, as well as our failure to maintain and service our products properly. Many of these potential problems and delays are beyond our control. Any problem or perceived problem with our demonstrations with these prospective customers could materially harm our reputation and impair market acceptance of, and demand for, our products.

Product liability or defects could negatively impact our results of operations.

Any liability for damages resulting from malfunctions or design defects could be substantial and could materially adversely affect our business, financial condition, results of operations and prospects. In addition, a well-publicized actual or perceived problem could adversely affect the market’s perception of our products resulting in a decline in demand for our products and could divert the attention of our management, which may materially and adversely affect our business, financial condition, results of operations and prospects.

The raw materials on which our products rely may not be readily available or available on a cost-effective basis.

For example, platinum is a key material in our PEM fuel cells. Platinum is a scarce natural resource and we are dependent upon a sufficient supply of this commodity. Any shortages could adversely affect our ability to produce commercially viable fuel cell systems and significantly raise our cost of producing our fuel cell systems.

Our future plans could be harmed if we are unable to attract or retain key personnel.

We have attracted a highly skilled management team and specialized workforce, including scientists, engineers, researchers, manufacturing, marketing and sales professionals. Our future success will depend, in part, on our ability to attract and retain qualified management and technical personnel. We do not know whether we will be successful in hiring or retaining qualified personnel. Our inability to hire qualified personnel on a timely basis, or the departure of key employees, could materially and adversely affect our development and profitable commercialization plans and, therefore, our business prospects, results of operations and financial condition.

Adverse changes in general economic conditions in the United States or any of the major countries in which we do business could adversely affect our operating results.

We are subject to the risks arising from adverse changes in global economic conditions. For example, adverse changes in general economic conditions, continuing economic uncertainties, and the direction and relative strength of the U.S. economy has become increasingly uncertain. If economic growth in the United States and other countries slows or recedes, our current or prospective customers may delay or reduce technology purchases. This could result in reductions in sales of our products, longer sales cycles, slower adoption of new technologies and increased price competition, which could materially and adversely affect our business, results of operations and financial condition.

Our business may become subject to future government regulation, which may impact our ability to market our products and costs and price of our products.

Our products are subject to certain federal, local, and non-U.S. laws and regulations, including, for example, state and local ordinances relating to building codes, public safety, electrical and gas pipeline connections, hydrogen transportation and siting and related matters. Further, as products are introduced into the market commercially, governments may impose new regulations. We do not know the extent to which any such regulations may impact our ability to distribute, install and service our products. Any regulation of our products, whether at the federal, state, local or foreign level, including any regulations relating to installation and servicing of our products, may increase our costs and the price of our products.

Our products use flammable fuels that are inherently dangerous substances.

Our fuel cell systems use natural gas and hydrogen gas in catalytic reactions. While our products do not use this fuel in a combustion process, natural gas and hydrogen gas are flammable fuels that could leak in a home or business and combust if ignited by another source. Further, while we are not aware of any accidents involving our products, any such accidents involving our products or other products using similar flammable fuels could materially suppress demand for, or heighten regulatory scrutiny of, our products.

We may not be able to protect important intellectual property and we could incur substantial costs defending against claims that our products infringe on the proprietary rights of others.

PEM fuel cell technology was first developed in the 1950s, and fuel processing technology has been practiced on a large scale in the petrochemical industry for decades. Accordingly, we do not believe that we can establish a significant proprietary position in the fundamental component technologies in these areas. However, our ability to compete effectively will depend, in part, on our ability to protect our proprietary system-level technologies, systems designs and manufacturing processes. We rely on patents, trademarks, and other policies and procedures related to confidentiality to protect our intellectual property. However, some of our intellectual property is not covered by any patent or patent application. Moreover, we do not know whether any of our pending patent applications will issue or, in the case of patents issued or to be issued, that the claims allowed are or will be sufficiently broad to protect our technology or processes. Even if all of our patent applications are issued and are sufficiently broad, our patents may be challenged or invalidated. We could incur substantial costs in prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so. Moreover, patent applications filed in foreign countries may be subject to laws, rules and procedures that are substantially different from those of the United States, and any resulting foreign patents may be difficult and expensive to enforce. In addition, we do not know whether the U.S. Patent & Trademark Office will grant federal registrations based on our pending trademark applications. Even if federal registrations are granted to us, our trademark rights may be challenged. It is also possible that our competitors or others will adopt trademarks similar to ours, thus impeding our ability to build brand identity and possibly leading to customer confusion. We could incur substantial costs in prosecuting or defending trademark infringement suits.

Further, our competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to ours. If we are found to be infringing third party patents, we could be required to pay substantial royalties and/or damages, and we do not know whether we will be able to obtain licenses to use such patents on acceptable terms, if at all. Failure to obtain needed licenses could delay or prevent the development, manufacture or sale of our products, and could necessitate the expenditure of significant resources to develop or acquire non-infringing intellectual property.

Asserting, defending and maintaining our intellectual property rights could be difficult and costly and failure to do so may diminish our ability to compete effectively and may harm our operating results.

We may need to pursue lawsuits or legal action in the future to enforce our intellectual property rights, to protect our trade secrets and domain names, and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications for trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings to determine the priority of rights to the trademark. Similarly, competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to products or technology that block or compete with ours. We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the technology. Litigation and interference proceedings, even if they are successful, are expensive to pursue and time consuming, and we could use a substantial amount of our financial resources in either case.

We rely, in part, on contractual provisions to protect our trade secrets and proprietary knowledge, the adequacy of which may not be sufficient.

Confidentiality agreements to which we are party may be breached, and we may not have adequate remedies for any breach. Our trade secrets may also be known without breach of such agreements or may be independently developed by competitors. Our inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any competitive advantages we may have.

Our government contracts could restrict our ability to profitably commercialize our technology.

Some of our technology has been developed with state and federal government funding in the United States, Canada and other countries. The United States and Canadian governments have a non-exclusive, royalty-free, irrevocable world-wide license to practice or have practiced some of our technology developed under contracts funded by the respective government. In some cases, government agencies in the United States or Canada can require us to obtain or produce components for our systems from sources located in the United States or Canada, respectively, rather than foreign countries. Our contracts with government agencies are also subject to the risk of termination at the convenience of the contracting agency, potential disclosure of our confidential information to third parties and the exercise of “march-in” rights by the government. March-in rights refer to the right of the United States or Canadian governments or government agency to license to others any technology developed under contracts funded by the government if the contractor fails to continue to develop the technology. The implementation of restrictions on our sourcing of components or the exercise of march-in rights could harm our business, prospects, results of operations and financial condition. In addition, under the Freedom of Information Act, any documents that we have submitted to the government or to a contractor under a government funding arrangement are subject to public disclosure that could compromise our intellectual property rights unless such documents are exempted as trade secrets or as confidential information and treated accordingly by such government agencies.

Risks Related to Our Securities and this Offering

If our stock price continues to remain below $1.00, our Common Stock may be subject to delisting from The NASDAQ Stock Market.

On October 12, 2012, we received a deficiency notice from The NASDAQ Capital Market stating that we no longer comply with NASDAQ Marketplace Rule 5550(a)(2) because the bid price of our Common Stock closed below the required minimum $1.00 per share for the previous 30 consecutive business days. The notice also indicated that, in accordance with Marketplace Rule 5810(c)(3)(A), we have a period of 180 calendar days, until April 10, 2013, to regain compliance with Rule 5550(a)(2). If at any time before April 10, 2013 the bid price of our Common Stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will notify us that we have regained compliance with Rule 5550(a)(2).  On April 12, 2013, we received a notice from The NASDAQ Capital Market indicating that we did not regain compliance with the minimum bid price rule, because our Common Stock did not maintain a minimum closing bid price of $1.00 per share over a period of 10 consecutive business days ending on or prior to April 10, 2013. In accordance with NASDAQ rules, we were given an additional period of 180 calendar days, until October 7, 2013, to regain compliance with the minimum bid price rule. If at any time before October 7, 2013, the closing bid price of our Common Stock is $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will notify us that we have regained compliance with the minimum bid price rule.  In the event we do not regain compliance with Rule 5550(a)(2) prior to October 7, 2013, NASDAQ will notify us that our Common Stock is subject to delisting. We may appeal the delisting determination to a NASDAQ hearing panel and the delisting will be stayed pending until the panel’s determination. At such hearing, we would present a plan to regain compliance and NASDAQ would then subsequently render a decision. We are currently evaluating our alternatives to resolve the listing deficiency. To the extent that we are unable to resolve the listing deficiency, there is a risk that our Common Stock may be delisted from NASDAQ, which would adversely impact liquidity of our Common Stock and potentially result in even lower bid prices for our Common Stock.

Our stock price has been and could remain volatile, which could further adversely affect the market price of our stock, our ability to raise additional capital and/or cause us to be subject to securities class action litigation.

The market price of our Common Stock has historically experienced and may continue to experience significant volatility. In 2012, the sales price of our Common Stock fluctuated from a high of $2.60 per share in the first quarter of 2012 to a low of $0.47 per share in the fourth quarter of 2012 and in the first quarter of 2013, the sales price of our Common Stock traded at a low of $0.12 per share. Our progress in developing and commercializing our products, our quarterly operating results, announcements of new products by us or our competitors, our perceived prospects, changes in securities’ analysts’ recommendations or earnings estimates, changes in general conditions in the economy or the financial markets, adverse events related to our strategic relationships, significant sales of our Common Stock by existing stockholders, including one or more of our strategic partners, and other developments affecting us or our competitors could cause the market price of our Common Stock to fluctuate substantially. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our Common Stock. Such market price volatility could adversely affect our ability to raise additional capital. In addition, we may be subject to additional securities class action litigation as a result of volatility in the price of our Common Stock, which could result in substantial costs and diversion of management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

One of our stockholders, Interinvest Corporation Inc. or Investivest and affiliates and associates of Invertinvest, have substantial control over us and could limit our other stockholders’ ability to influence the outcome of key transactions, including a change of control.

As of May 17, 2013, Interinvest and its affiliates and associates owned approximately 15.33% of the outstanding shares of our Common Stock. As a result, Interinvest can significantly influence or control certain matters requiring approval by our stockholders, including the approval of mergers or other extraordinary transactions. The interests of Interinvest may differ from our interests and the interests of our other stockholders, and Interinvest may vote in a way that may be adverse to our interests and the interests of our other stockholders. This concentration of ownership may have the effect of delaying, preventing or deterring key transactions such as a change of control of our Company, could deprive our stockholders of an opportunity to receive a premium for their Common Stock as part of a sale of our Company and might ultimately affect the market price of our Common Stock. There may be other stockholders who beneficially own significant shares of our Common Stock such that they may influence or have control over certain Company matters. However, such stockholders have not yet filed reports to disclose their ownership of us and we cannot confirm the exact ownership of those stockholders at this time.

The sale by Interinvest or other significant stockholders of a substantial number of shares of our Common Stock could cause the market price of our Common Stock to decline and adversely affect our ability to remain listed on an exchange and/or raise capital through equity offerings.

Interinvest beneficially held 9,817,367 shares of Common Stock as of May 17, 2013, which represented in the aggregate approximately 15.33% of our outstanding Common Stock. If Interinvest, other significant stockholders or their affiliates sell substantial amounts of our Common Stock in the public market, the market price of our Common Stock could decrease significantly.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our Common Stock.

We are not restricted from issuing additional shares of our Common Stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, our Common Stock. The market price of our Common Stock could decline as a result of sales of shares of our Common Stock or sales of such other securities made after this offering or the perception that such sales could occur.

The market price of our Common Stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the NASDAQ Capital Market.

Market conditions may result in volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our Common Stock and sales of substantial amounts of our Common Stock in the market, in each case being unrelated or disproportionate to changes in our operating performance. The overall weakness in the economy has recently contributed to the extreme volatility of the markets which may have an effect on the market price of our Common Stock.

Provisions in our charter documents and Delaware law may discourage or delay an acquisition that stockholders may consider favorable, which could decrease the value of our Common Stock.

Our certificate of incorporation, our bylaws, and Delaware corporate law contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors. These provisions include those that: authorize the issuance of up to 5,000,000 shares of preferred stock in one or more series without a stockholder vote; limit stockholders’ ability to call special meetings; establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings; and provide for staggered terms for our directors. We have a shareholders rights plan that may be triggered if a person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of the outstanding shares of our Common Stock. In addition, in certain circumstances, Delaware law also imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding Common Stock.

If our Common Stock is not listed on a national securities exchange, compliance with applicable state securities laws may be required for subsequent offers, transfers and sales of the shares of Common Stock offered hereby.

The shares of our Common Stock are being offered pursuant to one or more exemptions from registration and qualification under applicable state securities laws. Because our Common Stock is listed on The NASDAQ Stock Market, we are not required to register or qualify in any state the subsequent offer, transfer or sale of the Common Stock. If our Common Stock is delisted from The NASDAQ Stock Market and is not eligible to be listed on another national securities exchange, subsequent transfers of the shares of our Common Stock offered hereby by U.S. holders may not be exempt from state securities laws. In such event, it will be the responsibility of the holder of shares to register or qualify the shares for any subsequent offer, transfer or sale in the United States or to determine that any such offer, transfer or sale is exempt under applicable state securities laws.

We have not paid cash dividends to our shareholders and currently have no plans to pay future cash dividends.

We plan to retain earnings to finance future growth and have no current plans to pay cash dividends to shareholders (except in accordance with the terms of the Series C Preferred Stock). Because we have not paid cash dividends, holders of our securities will experience a gain on their investment in our securities only in the case of an appreciation of value of our securities. You should neither expect to receive dividend income from investing in our securities nor an appreciation in value.

USE OF PROCEEDS

We will not receive any proceeds from the sales of the shares of Common Stock covered by this prospectus. All proceeds from the disposition of the shares of Common Stock covered by this prospectus are solely for the accounts of the selling shareholder.

The selling shareholder will pay any broker or dealer discounts and commissions and any similar selling expenses, and expenses incurred by the selling shareholder for brokerage, accounting, tax or legal services, and any other expenses incurred by the selling shareholder in selling the shares of Common Stock. We will pay the costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus.

SELLING SHAREHOLDER

On May 16, 2013, we sold 10,431 shares of our Series C Preferred Stock to Air Liquide Investissements d'Avenir et de Démonstration or Air Liquide in a private placement transaction otherwise referred to in this prospectus as the Transaction. Air Liquide paid us an aggregate cash purchase price of approximately $2.6 million for the Series C Preferred Stock. This prospectus covers the offer and sale by Air Liquide of up to 12,184,216 shares of Common Stock, which are issuable (a) upon conversion of the shares of Series C Preferred Stock and (b) in lieu of cash dividends that are payable on shares of Series C Preferred Stock, or PIK Dividends, in the manner contemplated under the “Plan of Distribution.”

Pursuant to the registration rights agreement related to the Transaction, we agreed to file a registration statement of which this prospectus is a part with the Securities and Exchange Commission, or the SEC, to register the disposition of the shares of Common Stock we may issue in the future as a result of the conversion of any shares of Series C Preferred Stock and the payment of any PIK Dividends.

The Company and Axane, S.A., or Axane, a subsidiary of L'Air Liquide S.A. (the parent company of the selling shareholder), are engaged in a joint venture company based in France under the name HyPulsion S.A.S., or HyPulsion.  HyPulsion was formed by the Company and Axane pursuant to the terms of a Master and Shareholders’ Agreement, or the Master Agreement, to develop and sell hydrogen fuel cell systems for the European material handling market.  The Company currently owns 20% and Axane owns 80% of HyPulsion.  The Company has the right to purchase 60% of HyPulsion from Axane in 2018 at a formula price.  If the Company does not exercise its purchase right, Axane has the right to buy the Company’s remaining 20% interest at a formula price.

The Company and HyPulsion are party to a Contribution and License Agreement.  Under the License Agreement, the Company grants to HyPulsion a royalty-free license to certain intellectual property in the field of integrated hydrogen fuel cell systems for the material handling market, or the License. The License is exclusive as to the territories of Albania, Austria, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Liechtenstein, Luxemburg, Republic of Macedonia, Malta, Montenegro, the Netherlands, Norway, Poland, Portugal, Romania, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland and the United Kingdom, or the Territory. If the Company sells its entire equity interest in HyPulsion, the License becomes non-exclusive one year after such sale. Further, the License becomes non-exclusive, and the Company may terminate the License, upon any bankruptcy or dissolution of HyPulsion. Under the License Agreement, the Company receives a royalty-free license back to certain intellectual property of HyPulsion in the field of integrated hydrogen fuel cell systems for the material handling market outside of the Territory.  The initial term of the License was set on June 30, 2013 and was automatically extended to February 28, 2014 upon Axane’s payment of its contribution to HyPulsion in 2013 pursuant to the Master Agreement. Upon Axane’s contribution to HyPulsion in 2014 as required by the Master Agreement, the term of the License will extend until the expiration of the last item of licensed intellectual property or ninety-nine years, whichever is longer. The License terminates in the event that Axane fails to make any required contribution to HyPulsion under the Master Agreement.

The Company and HyPulsion are also party to a Supply and Engineered Services Agreement, or the Supply Agreement.  Under the Supply Agreement, the Company agrees to supply fuel cell systems to HyPulsion and grants to HyPulsion the exclusive right to market, distribute and sell such systems to customers in the Territory. HyPulsion’s right to market, distribute and sell becomes nonexclusive in the event that the License becomes non-exclusive. Without the Company’s prior consent, HyPulsion may not distribute or sell products outside of the Territory or appoint any sub-distributor. Further, HyPulsion may not sell any products to certain competitors of the Company. Under the Supply Agreement, the Company will also provide engineering and product development services and technical service support to HyPulsion.

The Company and HyPulsion recently entered into a Manufacturing Unit Construction and Services Agreement or the Service Agreement.  Under the Service Agreement, the Company notably agrees to provide services to HyPulsion for the construction of a fuel cell assembly line and the implementation of a manufacturing execution system (MES).

Pursuant to the Transaction, so long as Air Liquide holds any shares of Series C Preferred Stock, Air Liquide shall be entitled to designate one director to the Company’s Board of Directors.  In the event the Series C Preferred Stock is converted into shares of Common Stock and Air Liquide continues to hold at least 5% of the outstanding shares of Common Stock or 50% of the shares of Common Stock held by Air Liquide on an as-converted basis immediately following the issuance of the Series C Preferred Stock, Air Liquide shall continue to be entitled to designate one director to the Company’s Board of Directors. Air Liquide also has the right to appoint one non-voting observer to attend the meetings of the Company’s Board of Directors.  In connection with the Transaction, the Company’s Board of Directors also waived application of Section 203 of the Delaware General Corporation Law.

All of the shares of our Common Stock being offered under this prospectus may be sold by the selling shareholder named below. However, the registration of these shares does not necessarily mean the selling shareholder will subsequently offer or sell any of its shares under this prospectus or otherwise.

Except as set forth above, the selling shareholder has not had a material relationship with us or any of our affiliates within the past three years, and the selling shareholder has not held any position or office with us or any of our affiliates during such period.

The following table sets forth, to our knowledge based on information supplied to us by the selling shareholder, certain information regarding the selling shareholder’s beneficial ownership of our Common Stock as of June 3, 2013. The selling shareholder may sell, transfer or otherwise dispose of all or a portion of our Common Stock after the date of this prospectus in a transaction that is not subject to this prospectus. We may file one or more supplemental prospectuses pursuant to Rule 424 under the Securities Act to set forth the required information regarding any additional selling shareholders.

Name of Selling Shareholder	Shares Owned Prior to the Offering		Number of Shares That May Be Offered Hereby(1)	Shares Owned After the Offering
	Number	Percent of Class		Number	Percent of Class
Air Liquide Investissements d'Avenir et de Demonstration	0	0%	12,184,216	0	0%

(1)

The securities registered hereunder consist of (a) 10,695,381 shares of Common Stock, which are issuable upon conversion of the shares of Series C Preferred Stock, and (b) 1,488,835 shares of Common Stock, which are issuable in connection with any PIK Dividends.  The number of shares shown only reflects shares of Common Stock which may be issued to the selling shareholder in accordance with such transaction. No shares of Common Stock acquired in the open market are being offered under this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements contain projections of our future results of operations or of our financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” “plan,” “projected” or the negative of such words or other similar words or phrases. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned not to unduly rely on forward-looking statements because they involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to:

•	we continue to incur losses and might never achieve or maintain profitability;

•	the risk that we expect we will need to raise additional capital to fund our operations and such capital may not be available to us;

•	the risk that we do not have enough cash to fund our operations to profitability and if we are unable to secure additional capital, we may need to reduce and/or cease our operations;

•	the risk that a "going concern” opinion from our auditors, KPMG LLP, could impair our ability to finance its operations through the sale of equity, incurring debt, or other financing alternatives;

•	the recent restructuring plan we adopted may adversely impact management’s ability to meet financial reporting requirements;

•	our lack of extensive experience in manufacturing and marketing products may impact our ability to manufacture and market products on a profitable and large-scale commercial basis;

•	the risk that unit orders will not ship, be installed and/or converted to revenue;

•	the risk that pending orders may not convert to purchase orders;

•

the risk that our continued failure to comply with NASDAQ’s listing standards may result in our Common Stock being delisted from the NASDAQ stock market, which may severely limit our ability to raise additional capital;

•	the cost and timing of developing, marketing and selling our products and our ability to raise the necessary capital to fund such costs;

•	the ability to achieve the forecasted gross margin on the sale of our products;

•	the actual net cash used for operating expenses may exceed the projected net cash for operating expenses;

•	the cost and availability of fuel and fueling infrastructures for our products;

•	market acceptance of our GenDrive systems;

•	our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components;

•	the cost and availability of components and parts for our products; our ability to develop commercially viable products;

•	our ability to reduce product and manufacturing costs; our ability to successfully expand our product lines;

•	our ability to improve system reliability for our GenDrive systems;

•	competitive factors, such as price competition and competition from other traditional and alternative energy companies;

•	our ability to protect our intellectual property;

•	the cost of complying with current and future federal, state and international governmental regulations; and

other risks and uncertainties referenced under “Risk Factors” and elsewhere in this prospectus. Readers should not place undue reliance on our forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made and are not guarantees of future performance. Except as may be required by applicable law, we do not undertake or intend to update any forward-looking statements after the date of this prospectus or the respective dates of documents incorporated herein or therein that include forward-looking statements.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 245,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.  As of May 17, 2013, there were 64,063,494 shares of our Common Stock outstanding and 10,431 shares of our Series C Preferred Stock outstanding.

The following summary description of our Common Stock and our Series C Preferred Stock is based on the provisions of our amended and restated certificate of incorporation and amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our amended and restated certificate of incorporation, amended and restated bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our amended and restated certificate of incorporation and amended and restated bylaws, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

Common Stock

Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders, including the election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of our Common Stock entitled to vote in any election of directors can elect all of the directors standing for election. Subject to the preferences that may be applicable to any then outstanding preferred stock (including the Series C Preferred Stock), the holders of our outstanding shares of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock (including the Series C Preferred Stock). Holders of our Common Stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future (including the Series C Preferred Stock).

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or NASDAQ rules), to designate and issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the Common Stock and the voting and other rights of the holders of Common Stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our Common Stock.

Series C Redeemable Convertible Preferred Stock

The Series C Preferred Stock votes together with the Common Stock on an as-converted basis on all matters, including the election of directors, except as otherwise required by law.  Each share of Series C Preferred Stock is entitled to a number of votes equal to the number of whole shares of Common Stock into which such share of Series C Preferred Stock is convertible.

The Series C Preferred Stock ranks senior to the Common Stock with respect to rights upon the liquidation, dissolution or winding up of the Company.  The Series C Preferred Stock is entitled to receive dividends at a rate of 8% per annum payable in equal quarterly installments in cash or in shares of Common Stock, at the Company's option. The Series C Preferred Stock is convertible into shares of Common Stock, at a conversion price equal to $0.242644 per share, at the option of the holder thereof, (1) on or after May 8, 2014 or (2) upon any liquidation, dissolution or winding up of the Company, any sale, consolidation or merger of the Company resulting in a change of control, or any sale or other transfer of all or substantially all of the assets of the Company. The Series C Preferred Stock has customary redemption rights at the election of either the Company or the holder thereof on or after May 8, 2016 as well as weighted average anti-dilution protection.

Delaware Anti-Takeover Law and Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66- 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by the entity or person.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Common Stock. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•	permit our board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;
•	provide that the authorized number of directors may be changed only by resolution of the board of directors;
•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide our board of directors into three classes;
•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;
•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of Common Stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

•

provide that special meetings of our stockholders may be called only by the chairman of the board, our chief executive officer, our president or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

The amendment of any of these provisions, with the exception of the ability of our board of directors to issue shares of preferred stock and designate any rights, preferences and privileges thereto, would require approval by the holders of at least 66- 2/3% of our then outstanding Common Stock.

Shareholder Rights Plan

We have a shareholder rights plan, the purpose of which is, among other things, to enhance our Board’s ability to protect stockholder interests and to ensure that stockholders receive fair treatment in the event any coercive takeover attempt is made in the future.  The shareholder rights plan could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, us or a large block of our Common Stock. The following summarizes material terms of the shareholder rights plan and the associated preferred share purchase rights.  This description is subject to the detailed provisions of, and is qualified by reference to, the shareholder rights agreement which has been filed as an exhibit to our Registration Statement on Form 8-A dated June 24, 2009, as amended by the Amendment No. 1 to Form 8-A filed by the Company with the SEC on May 6, 2011, the Amendment No. 2 to Form 8-A filed by the Company with the SEC on March 19, 2012, the Amendment No. 3 to Form 8-A filed by the Company with the SEC on March 26, 2012 the Amendment No. 4 to Form 8-A filed by the Company with the SEC on February 13, 2013 and the Amendment No. 5 to Form 8-A filed by the Company with the SEC on May 20, 2013.

Each outstanding share of our Common Stock evidences one preferred share purchase right. Under the terms of the shareholder rights agreement, each preferred share purchase right entitles the registered holder to purchase from us one ten-thousandth of a share (each, a “unit”) of our Series A Junior Participating Cumulative Preferred Stock, par value $0.01 per share, at a cash exercise price of $6.50 per unit, subject to adjustment. Initially, the preferred share purchase rights are not exercisable and are attached to and trade with all shares of Common Stock. The preferred share purchase rights will separate from the Common Stock and will become exercisable upon the earlier of:

•

the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock, other than as a result of repurchases of stock by us or certain inadvertent actions by a stockholder, or

•

the close of business on the tenth business day (or such later day as the Board of Directors may determine) following the commencement of a tender offer or exchange offer that could result upon its consummation in a person or group becoming the beneficial owner of 15% or more of the outstanding shares of Common Stock.

With respect to any person who beneficially owned 15% or more of the outstanding shares of Common Stock as of June 23, 2009, such person's share ownership will not cause the preferred share purchase rights to be exercisable unless:

•	such person acquires beneficial ownership of shares of Common Stock representing more than an additional 0.5% of the outstanding shares of Common Stock held by such person as of June 23, 2009; or
•

if after June 23, 2009 such person reduces its beneficial ownership of shares of Common Stock and such person subsequently acquires beneficial ownership of more than an additional 0.5% of the Common Stock.

In the event that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock, proper provision will be made so that each holder of a preferred share purchase right (other than an acquiring person or its associates or affiliates, whose preferred share purchase rights shall become null and void) will thereafter have the right to receive (a “subscription right”) upon exercise, in lieu of a number of units, that number of shares of our Common Stock (or, in certain circumstances, including if there are insufficient shares of Common Stock to permit the exercise in full of the preferred share purchase rights, units of preferred stock, other securities, cash or property, or any combination of the foregoing) having a market value of two times the exercise price of the preferred share purchase rights.

In the event that, at any time following the date that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock:

•	we consolidate with, or merge with and into, any other person, and we are not the continuing or surviving corporation,
•

any person consolidates with us, or merges with and into us and we are the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or

•

50% or more of our assets or earning power is sold, mortgaged or otherwise transferred, each holder of a preferred share purchase right (other than an acquiring person or its associates or affiliates, whose preferred share purchase rights shall become null and void) will thereafter have the right to receive (a “merger right”), upon exercise, Common Stock of the acquiring company having a market value equal to two times the exercise price of the preferred share purchase rights. The holder of a preferred share purchase right will continue to have this merger right whether or not such holder has exercised its subscription right. Preferred share purchase rights that are or were beneficially owned by an acquiring person may (under certain circumstances specified in the shareholder rights agreement) become null and void.

The preferred share purchase rights may be redeemed in whole, but not in part, at a price of $0.001 per preferred share purchase right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors) by the Board of Directors only until the earlier of:

•	the time at which any person becomes an acquiring person; or
•	the expiration date of the shareholder rights agreement.

Immediately upon the action of the Board of Directors ordering redemption of the preferred share purchase rights, the preferred share purchase rights will terminate and thereafter the only right of the holders of preferred share purchase rights will be to receive the redemption price.

The shareholder rights agreement requires an independent committee of the Board of Directors to review at least once every three years whether maintaining the shareholder rights agreement continues to be in the best interests of our stockholders.

The shareholder rights agreement may be amended by the Board of Directors in its sole discretion at any time prior to the time at which any person becomes an acquiring person. After such time the Board of Directors may, subject to certain limitations set forth in the shareholder rights agreement, amend the shareholder rights agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of preferred share purchase rights holders (excluding the interests of an acquiring person or its associates or affiliates). In addition, the Board of Directors may at any time prior to the time at which any person becomes an acquiring person, amend the shareholder rights agreement to lower the threshold at which a person becomes an acquiring person to not less than the greater of:

•	the sum of 0.001% and the largest percentage of the outstanding Common Stock then owned by any person; and
•	10%.

Until a preferred share purchase right is exercised, the holder will have no rights as our stockholder (beyond those as an existing stockholder), including the right to vote or to receive dividends. While the distribution of the preferred share purchase rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the preferred share purchase rights become exercisable for units, other securities of ours, other consideration or for Common Stock of an acquiring company.

The preferred share purchase rights will expire at the close of business on June 23, 2019, unless previously redeemed or exchanged by us.

We amended our shareholder rights agreement on March 23, 2012 to exempt affiliates and associates of AWM Investments Company, including but not limited to Special Situations Technology Fund, L.P.,  Special Situations Technology Fund II, L.P., and Special Situations Private Equity Fund, L.P., or, collectively, SSF, from purchasing shares of Common Stock in an underwritten offering of our Common Stock that was consummated on March 28, 2012, so long as such purchasers and their affiliates and associates did not at any time beneficially own shares of our Common Stock equaling or exceeding three percent more than the percentage of the then outstanding shares of Common Stock beneficially owned by such purchasers and their affiliates and associates immediately following the closing of the offering.  As a result of the amendment, such ownership by any such purchasers did not trigger the exercisability of the preferred share purchase rights under the shareholder rights agreement that would give each holder the right to receive upon exercise one ten-thousandth of a share of our Series A Junior Participating Cumulative Preferred Stock.

We again amended our shareholder rights agreement on May 8, 2013 to allow Air Liquide to acquire shares of the Series C Preferred Stock, as well as shares of our Common Stock issuable upon conversion of the Series C Preferred Stock and any PIK Dividends, without triggering the rights under the shareholder rights agreement.  If Air Liquide becomes the beneficial owner of 15% or more of the shares of Common Stock and at such time Air Liquide is or is deemed to be the beneficial owner of any shares of Common Stock other than by virtue of owning shares of Series C Preferred Stock and any shares of Common Stock acquired upon conversion thereof or any PIK Dividends, then the exercisability of the preferred share purchase rights under the shareholder rights agreement would be triggered.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Broadridge Corporate Issuer Solutions, Inc. The transfer agent and registrar’s address is 1717 Arch Street, Suite 1300, Philadelphia, Pennsylvania, 19103. The transfer agent and registrar for any series of preferred stock that we may offer under this prospectus will be named and described in the prospectus supplement for that series.

PLAN OF DISTRIBUTION

The selling shareholder may, from time to time, sell any or all of the shares of Common Stock beneficially owned by it and offered hereby directly or through one or more underwriters, broker-dealers or agents. The shares may be sold on any stock exchange, market or trading facility on which the shares are traded, on any quotation service on which the shares are quoted, in the over-the-counter market or in private transactions. These sales may be at fixed prices, at varying prices determined at the time of sale, at prevailing market prices at the time of sale or at negotiated prices. These sales may be effected in transactions that involve crosses or block transactions. The selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that the selling shareholder meet the criteria and conform to the requirements of those provisions.

The selling shareholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares. Upon our notification by the selling shareholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information. The selling shareholder will be responsible for any commissions or discounts, and similar selling expenses, due to brokers or dealers. Brokers or dealers participating in any sale of Common Stock offered by the selling shareholder may act either as principals or agents, may use block trades to position and resell the shares and may be deemed “underwriters” under the Securities Act (and therefore any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act). We and the selling shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with sales of the shares of Common Stock or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling shareholder may also sell shares of Common Stock short and if such short sale shall take place after the date that this registration statement is declared effective by the SEC, the selling shareholder may deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus after we have filed a post-effective amendment to the registration statement, of which this prospectus forms a part, or a prospectus supplement under applicable provisions of the Securities Act supplementing or amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholder may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by it and, if the selling shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may, subject to the transfer restrictions, offer and sell the shares of our Common Stock from time to time under this prospectus after we have filed a post-effective amendment to the registration statement, of which this prospectus forms a part, or a prospectus supplement under applicable provisions of the Securities Act supplementing or amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholder also may transfer or donate the shares of Common Stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may, subject to the transfer restrictions, sell the shares of Common Stock from time to time under this prospectus after we have filed a post-effective amendment to the registration statement, of which this prospectus forms a part, or a prospectus supplement under applicable provisions of the Securities Act supplementing or amending the list of selling shareholders to include the pledgee, donee, transferee or other successors in interest as selling shareholders under this prospectus.

We are required to pay certain fees and expenses incident to the registration of the shares of Common Stock. See “Use of Proceeds.” We have also agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, relating to the registration statement and prospectus and any supplements or amendments thereof.

If the selling shareholder uses this prospectus for any sale of the shares of Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act.

We have agreed with the selling shareholder to use our best efforts to keep the registration statement, of which this prospectus constitutes a part, effective until the sale of all shares registered in the registration statement, of which this prospectus is a part. There can be no assurance that any selling shareholder will sell any or all of the shares of Common Stock registered pursuant to the shelf registration statement.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our Common Stock and activities of the selling shareholder. These rules may limit the timing of purchases and sales of the shares by the selling shareholder.

To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon by Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements of Plug Power Inc. and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are a public company and file proxy statements, annual, quarterly and special reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (www.sec.gov).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

                The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2012, filed on April 1, 2013, as amended by our Form 10‑K/A for the year ended December 31, 2012, filed on April 30, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 15, 2013;

•	our Current Reports on Form 8-K filed on February 13, 2013; February 14, 2013; March 28, 2013; April 1, 2013; April 16, 2013; May 8, 2013; May 14, 2013; and May 20, 2013; and

•

the section entitled “Description of Registrant’s Securities to be Registered” contained in our Registration Statement on Form 8-A, filed pursuant to Section 12(b) of the Exchange Act on June 24, 2009, as amended by the Amendment No. 1 to Form 8-A filed by the Company with the SEC on May 6, 2011, the Amendment No. 2 to Form 8-A filed by the Company with the SEC on March 19, 2012, the Amendment No. 3 to Form 8-A filed by the Company with the SEC on March 26, 2012 the Amendment No. 4 to Form 8-A filed by the Company with the SEC on February 13, 2013 and the Amendment No. 5 to Form 8-A filed by the Company with the SEC on May 20, 2013.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus until we sell all of the shares covered by this prospectus or the sale of shares by us pursuant to this prospectus is terminated.

You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge on the SEC’s website. You may also access the documents incorporated by reference on our website at www.plugpower.com. Other than the foregoing documents incorporated by reference, the information contained in, or that can be accessed through, our website is not part of this prospectus.

In addition, we will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or into such documents). Such requests may be directed to Corporate Secretary, Plug Power Inc., 968 Albany-Shaker Road, Latham, New York, 12110, or call (518) 782-7700.

Plug Power Inc.

PROSPECTUS

                           , 2013

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses payable by the registrant in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$523.93
Accounting fees and expenses	20,000
Legal fees and expenses	30,000
Transfer Agent fees and expenses	2,500
Printing and miscellaneous expenses	20,000
Total	$72,523.93

*	The amount of securities and number of offerings are indeterminable and the expenses cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers.

In accordance with Section 145 of the Delaware General Corporation Law, Article VII of our amended and restated certificate of incorporation provides that no director of Plug Power shall be personally liable to Plug Power or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Plug Power or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our amended and restated certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Article V of our amended and restated by-laws provides for indemnification by Plug Power of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the registrant if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Plug Power, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

In addition, we have entered into indemnification agreements with each of our directors. The indemnification agreements require, among other matters, that we indemnify our directors to the fullest extent permitted by law and advance to the director’s all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by directors seeking to enforce their rights under the indemnification agreements and may cover directors under directors’ and officers’ liability insurance.

 Item 16. Exhibits.

Exhibit Number	Description of the Document
3.1(1)	Amended and Restated Certificate of Incorporation of Plug Power Inc.
3.2(2)	Third Amended and Restated By-laws of Plug Power Inc.
3.3(1)	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Plug Power Inc.
4.1(3)	Certificate of Designations, Preferences and Rights of a Series of Preferred Stock of Plug Power Inc. classifying and designating the Series A Junior Participating Cumulative Preferred Stock.
4.1(4)	Certificate of Designations of Series C Redeemable Convertible Preferred Stock of Plug Power Inc.
4.2(3)	Shareholder Rights Agreement, dated as of June 23, 2009, between Plug Power Inc. as Registrar and American Stock Transfer & Trust Company, LLC, as Rights Agent.
4.3(5)	Amendment No. 1 to Form 8-A effective as of May 6, 2011 by and between Plug Power Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent.
4.4(6)	Amendment No. 2 to Form 8-A effective as of March 16, 2012 by and between Plug Power Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent.
4.5(7)	Amendment No. 3 to Form 8-A effective as of March 23, 2012 by and between Plug Power Inc. and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent.
4.6(8)	Amendment No. 4 to Form 8-A effective as of February 12, 2013 by and between Plug Power Inc. and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent.
4.7(9)	Amendment No. 5 to Form 8-A effective as of May 8, 2013 by and between Plug Power Inc. and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent.
4.8(10)	Form of Common Stock Certificate of Plug Power Inc.
5.1	Opinion of Goodwin Procter LLP.
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

___________________

(1)	Incorporated herein by reference to the registrant’s Annual Report on Form 10-K for the period ended December 31, 2008 filed with the SEC on March 16, 2009.
(2)	Incorporated herein by reference to the registrant’s Current Report on Form 8-K dated October 28, 2009, filed with the SEC on November 2, 2009.
(3)	Incorporated herein by reference to the registrant’s Registration Statement on Form 8-A dated June 24, 2009, filed with the SEC on June 24, 2009.
(4)	Incorporated herein by reference to the registrant’s Current Report on Form 8-K dated May 16, 2013, filed with the SEC on May 20, 2013.
(5)	Incorporated herein by reference to the registrant’s Current Report on Form 8-K dated May 6, 2011.
(6)	Incorporated herein by reference to the registrant’s Current Report on Form 8-K dated March 19, 2012.
(7)	Incorporated herein by reference to the registrant’s Current Report on Form 8-K dated March 26, 2012.
(8)	Incorporated herein by reference to the registrant’s Current Report on Form 8-K dated February 13, 2013.
(9)	Incorporated herein by reference to the registrant’s Current Report on Form 8-K dated May 8, 2013.
(10)	Incorporated herein by reference to the registrant’s Registration Statement on Form S-1/A (File Number 333-86089) dated October 1, 1999, filed with the SEC on October 1, 1999.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, or the Commission, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)

To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Latham, State of New York, on the 3rd day of June, 2013.

PLUG POWER INC.

By: /s/ Andrew Marsh Name: Andrew Marsh Title: President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Andrew Marsh and Gerard L. Conway Jr., and each of them, as such person’s true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place, and stead, in any and all capacities, to sign any and all amendments (including post effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Andrew Marsh Andrew Marsh	President, Chief Executive Officer and Director (Principal Executive Officer)	June 3, 2013

/s/ David P. Waldek David P. Waldek	Chief Financial Officer (Principal Financial Officer)	June 3, 2013

/s/ George C. McNamee George C. McNamee	Chairman of the Board of Directors	June 3, 2013

/s/ Larry G. Garberding Larry G. Garberding	Director	June 3, 2013

/s/ Gary K. Willis Gary K. Willis	Director	June 3, 2013

/s/ Maureen O. Helmer Maureen O. Helmer	Director	June 3, 2013

/s/ Douglas T. Hickey Douglas T. Hickey	Director	June 3, 2013

EXHIBIT INDEX

Exhibit Number	Description of the Document
3.1(1)	Amended and Restated Certificate of Incorporation of Plug Power Inc.
3.2(2)	Third Amended and Restated By-laws of Plug Power Inc.
3.3(1)	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Plug Power Inc.
4.1(3)	Certificate of Designations, Preferences and Rights of a Series of Preferred Stock of Plug Power Inc. classifying and designating the Series A Junior Participating Cumulative Preferred Stock.
4.1(4)	Certificate of Designations of Series C Redeemable Convertible Preferred Stock of Plug Power Inc.
4.2(3)	Shareholder Rights Agreement, dated as of June 23, 2009, between Plug Power Inc. as Registrar and American Stock Transfer & Trust Company, LLC, as Rights Agent.
4.3(5)	Amendment No. 1 to Form 8-A effective as of May 6, 2011 by and between Plug Power Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent.
4.4(6)	Amendment No. 2 to Form 8-A effective as of March 16, 2012 by and between Plug Power Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent.
4.5(7)	Amendment No. 3 to Form 8-A effective as of March 23, 2012 by and between Plug Power Inc. and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent.
4.6(8)	Amendment No. 4 to Form 8-A effective as of February 12, 2013 by and between Plug Power Inc. and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent.
4.7(9)	Amendment No. 5 to Form 8-A effective as of May 8, 2013 by and between Plug Power Inc. and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent.
4.8(10)	Form of Common Stock Certificate of Plug Power Inc.
5.1	Opinion of Goodwin Procter LLP.
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

___________________

(1)	Incorporated herein by reference to the registrant’s Annual Report on Form 10-K for the period ended December 31, 2008 filed with the SEC on March 16, 2009.
(2)	Incorporated herein by reference to the registrant’s Current Report on Form 8-K dated October 28, 2009, filed with the SEC on November 2, 2009.
(3)	Incorporated herein by reference to the registrant’s Registration Statement on Form 8-A dated June 24, 2009, filed with the SEC on June 24, 2009.
(4)	Incorporated herein by reference to the registrant’s Current Report on Form 8-K dated May 16, 2013, filed with the SEC on May 20, 2013.
(5)	Incorporated herein by reference to the registrant’s Current Report on Form 8-K dated May 6, 2011.
(6)	Incorporated herein by reference to the registrant’s Current Report on Form 8-K dated March 19, 2012.
(7)	Incorporated herein by reference to the registrant’s Current Report on Form 8-K dated March 26, 2012.
(8)	Incorporated herein by reference to the registrant’s Current Report on Form 8-K dated February 13, 2013.
(9)	Incorporated herein by reference to the registrant’s Current Report on Form 8-K dated May 8, 2013.
(10)	Incorporated herein by reference to the registrant’s Registration Statement on Form S-1/A (File Number 333-86089) dated October 1, 1999, filed with the SEC on October 1, 1999.